Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

EVERYDAY HEALTH, INC.

FIRST: The name of the Corporation is Everyday Health, Inc.

SECOND: The address of its registered office in the State of Delaware is 2711 Centerville Road Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH: The aggregate number of shares which the corporation shall have authority to issue is Two Hundred (200), all of which are to be common shares, with no par value.

meeting.

FIFTH:

A.	The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

B.	To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article Fifth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

C.	Any repeal or modification of this Article Fifth shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article Fifth in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

SIXTH: The Board of Directors of the Corporation without the assent or vote of the stockholders shall have the power to adopt, alter, amend or repeal the bylaws of the Corporation.

SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision set forth in this Certificate of Incorporation in the manner now or hereafter prescribed by law.